Exhibit 23.3

August 1, 2019

American Airlines, Inc.

4333 Amon Carter Boulevard

Fort Worth, TX 76155-2605

Re:     American Airlines, Inc. (the “Company”) Six Airbus A321-231S, Seven Airbus A321-253NX, Three Boeing 737-800, Three Boeing 787-8 and Sixteen Embraer ERJ 175 LR Aircraft Appraisals

Ladies and Gentlemen:

We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary – Summary of Terms of Certificates,” (b) “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Risk Factors — Risks Relating to the Certificates and the Offering,” (e) “Description of the Aircraft and the Appraisals – The Appraisals,” (f) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes,” and (g) “Appendix III – Loan to Value Ratio Tables” and (iii) references to our firm under the headings “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” “Risk Factors – Risks Relating to the Certificates and the Offering,” “Description of the Aircraft and the Appraisals – The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement, expected to be dated on or about August 1, 2019, and the Company’s final Prospectus Supplement, in each case relating to the offering of American Airlines, Inc. Pass Through Certificates, Series 2019-1, Class AA, Class A and Class B.

Sincerely,

MORTEN BEYER & AGNEW, INC.

By:	/s/ David Tokoph
Name:	David Tokoph
Title:	President & CEO